Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054
James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces Third Quarter 2022 Financial Results

Santa Clara, Calif.—November 2, 2022—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended October 1, 2022.

Q3 Highlights:

•	Total backlog at quarter-end increased to over $110 million

•	Revenues exceeded forecast at $10.8 million

•	Gross margin of 45.5% was above forecast primarily due to favorable mix, and our net loss from continuing operations was above guidance at $0.13 per share

•	Further built upon our balance sheet strength, with $125 million in total cash, cash equivalents, restricted cash, and investments at quarter-end

“We are pleased to report financial results exceeding our forecast for the third quarter of 2022, with upside in revenues, gross margin, and net earnings, as well as positive cash flow generation,” commented Nigel Hunton, president and chief executive officer. “2022 is shaping up to be one of our strongest bookings years on record, with year-to-date orders topping $110 million. While the hard disk drive (HDD) industry has witnessed a sharp decline in demand since earlier this year, the importance of this market long-term and the future growth trajectory of data storage remain strong. As such, our customers continue to execute on multi-year capital investment strategies for technology upgrades and media capacity additions. These multi-year plans have been recently adjusted to defer near-term capacity adds in favor of accelerating technology upgrades, which are being deployed aggressively during this current period of reduced capacity utilization levels. We are pleased to report that our forecast for continued growth in our HDD business over the next several years is largely unchanged with this recent shift in investment strategy.

“Our revenue growth strategy beyond the HDD market is focused squarely on Intevac’s novel TRIO™ platform, and we are pleased to report today that we have executed a non-binding term sheet with Corning Incorporated. The objective of our partnership is the development and deployment of the TRIO platform to apply coatings to Corning’s glass and glass ceramic materials, as Corning is a leading player in the use of these materials in consumer electronics applications. We are advancing to a definitive agreement with Corning and expect to have it signed by year-end. Our confidence in the collaboration is such that we are starting to invest in long-lead capital items to support the program, which in turn will have a modest impact on our cash forecast for year-end 2022.” Mr. Hunton concluded, “We continue our targeted approach to increasing our revenue growth potential in order to move towards profitability and increased stockholder value, while remaining steadfastly focused on protecting the Company’s strong balance sheet. We look forward to continued growth and progress as we look to 2023.”

($ Millions, except per share amounts)

	Three Months Ended October 1, 2022		Three Months Ended October 2, 2021
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$10.8	$10.8	$8.0	$8.0
Operating Loss	$(3.2)	$(3.2)	$(3.8)	$(3.6)
Net Loss	$(3.2)	$(3.2)	$(4.2)	$(3.8)
Net Loss per Share (basic and diluted)	$(0.13)	$(0.13)	$(0.17)	$(0.16)

	Nine Months Ended October 1, 2022		Nine Months Ended October 2, 2021
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$24.5	$24.5	$22.6	$22.6
Operating Loss	$(13.2)	$(10.6)	$(15.7)	$(15.4)
Net Loss	$(13.9)	$(10.8)	$(16.9)	$(15.5)
Net Loss per Share (basic and diluted)	$(0.55)	$(0.43)	$(0.69)	$(0.64)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (i) restructuring charges, (ii) fixed asset disposals associated with a restructuring program and (iii) discontinued operations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Third Quarter 2022 Summary

Revenues were $10.8 million, compared to $8.0 million in the third quarter of 2021, and consisted of HDD upgrades, spares and service. Gross margin was 45.5%, compared to 41.9% in the third quarter of 2021. Operating expenses were $8.1 million, compared to $7.2 million in the third quarter of 2021. The operating loss was $3.2 million compared to $3.8 million in the third quarter of 2021.

The net loss for the quarter was $3.2 million, or $0.13 per diluted share, compared to a net loss of $4.2 million, or $0.17 per diluted share, in the third quarter of 2021. The non-GAAP net loss for the third quarter of 2022 was $3.2 million, or $0.13 per diluted share, compared to a non-GAAP net loss of $3.8 million, or $0.16 per diluted share, in the third quarter of 2021.

Order backlog was $110.4 million on October 1, 2022, compared to $100.2 million on July 2, 2022 and $16.9 million on October 2, 2021. Backlog at October 1, 2022 and July 2, 2022 included eleven 200 Lean HDD systems. Backlog at October 2, 2021 included solely HDD upgrades, spares and service.

The Company ended the quarter with $124.9 million of total cash, cash equivalents, restricted cash and investments and $123.5 million in tangible book value.

First Nine Months 2022 Summary

Revenues were $24.5 million, compared to first nine months of 2021 revenues of $22.6 million, and consisted of HDD upgrades, spares and service. Gross margin was 41.2%, compared to 28.7% in the first nine months of 2021. Operating expenses were $23.3 million, compared to $22.2 million in the first nine months of 2021. The operating loss of $13.2 million included $2.7 million of restructuring-related costs, including severance and loss on fixed asset disposals. The net loss was $13.9 million, or $0.55 per diluted share, compared to a net loss of $16.9 million, or $0.69 per diluted share, for the first nine months of 2021. On a non-GAAP basis, the net loss was $10.8 million, or $0.43 per diluted share, compared to a net loss of $15.5 million, or $0.64 per share, for the first nine months of 2021.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact, where applicable, of restructuring charges, fixed asset disposals associated with a restructuring program and discontinued operations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 407-0989 prior to the start time, and reference meeting number 13733249. For international callers, the dial-in number is +1 (201) 389-0921. You may also listen live via the Internet at https://www.webcast-eqs.com/intevac_q32022_en/en or on the Company’s investor relations website at https://ir.intevac.com/. For those unable to attend live, an archived webcast of the call will be available at the same link.

About Intevac

Founded in 1991, we are the world’s leading provider of hard disk drive (HDD) media processing systems. Over the last 20 years, we have delivered over 180 200 Lean® systems, which currently represent at least 65% of the world’s capacity for HDD disk media production. Today, we believe that all of the new media capacity additions for the HDD industry are being deployed on our 200 Lean platform. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we also have opportunities to leverage our technology in additional applications, such as protective coatings for the display cover glass market.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc. and TRIO™ is a trademark of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the Company’s revenue growth potential and future financial performance. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, global economic impacts of COVID-19 including shipment delays, availability of components, supply chain constraints and other disruptions related to COVID-19, and changes in market dynamics that could change the delivery schedule of our systems and upgrades, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net revenues	$10,750	$7,998	$24,502	$22,605
Gross profit	4,890	3,350	10,100	6,491
Gross margin	45.5%	41.9%	41.2%	28.7%
Operating expenses
Research and development	3,311	2,908	10,339	9,392
Selling, general and administrative	4,741	4,273	13,007	12,805

Total operating expenses	8,052	7,181	23,346	22,197

Total operating loss	(3,162)	(3,831)	(13,246)	(15,706)
Interest and other income (expense), net	413	25	723	75

Loss from continuing operations before provision for income taxes	(2,749)	(3,806)	(12,523)	(15,631)
Provision for income taxes	467	290	992	157

Net loss from continuing operations	(3,216)	(4,096)	(13,515)	(15,788)
Net loss from discontinued operations, net of taxes	(20)	(137)	(394)	(1,075)

Net loss	$(3,236)	$(4,233)	$(13,909)	$(16,863)

Net loss per share
Basic and diluted—continuing operations	$(0.13)	$(0.17)	$(0.54)	$(0.65)
Basic and diluted—discontinued operations	$(0.00)	$(0.00)	$(0.02)	$(0.04)
Basic and diluted—net loss	$(0.13)	$(0.17)	$(0.55)	$(0.69)
Weighted average common shares outstanding
Basic and diluted	25,370	24,522	25,104	24,265

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	October 1, 2022	January 1, 2022
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$102,785	$112,949
Accounts receivable, net	11,167	14,261
Inventories	18,058	5,791
Prepaid expenses and other current assets	1,840	1,827

Total current assets	133,850	134,828
Long-term investments	21,310	7,427
Restricted cash	786	786
Property, plant and equipment, net	3,527	4,759
Operating lease right-of-use-assets	3,946	4,520
Intangible assets, net	807	—
Deferred income tax and other long-term assets	4,665	5,449

Total assets	$168,891	$157,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current operating lease liabilities	$3,303	$3,119
Accounts payable	6,895	5,320
Accrued payroll and related liabilities	3,679	5,505
Other accrued liabilities	4,875	3,665
Contract advances	23,526	2,107

Total current liabilities	42,278	19,716
Non-current liabilities
Non-current operating lease liabilities	2,231	3,675
Other long-term liabilities	83	363

Total non-current liabilities	2,314	4,038
Stockholders’ equity
Common stock ($0.001 par value)	25	25
Additional paid-in capital	204,311	199,073
Treasury stock, at cost	(29,551)	(29,551)
Accumulated other comprehensive income (loss)	(467)	578
Accumulated deficit	(50,019)	(36,110)

Total stockholders’ equity	124,299	134,015

Total liabilities and stockholders’ equity	$168,891	$157,769

Note: Amounts as of January 1, 2022 are derived from the January 1, 2022 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(3,162)	$(3,831)	$(13,246)	$(15,706)
Restructuring charges [1]	—	276	1,232	319
Loss on fixed asset disposals[2]	—	—	1,453	—

Non-GAAP Operating Loss	$(3,162)	$(3,555)	$(10,561)	$(15,387)

Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(3,236)	$(4,233)	$(13,909)	$(16,863)
Continuing operations:
Restructuring charges [1]	—	276	1,232	319
Loss on fixed asset disposals[2]	—	—	1,453	—
Income tax effect of non-GAAP adjustments[3]	—	—	—	—
Discontinued operations[4]	20	137	394	1,075

Non-GAAP Net Loss	$(3,216)	$(3,820)	$(10,830)	$(15,469)

Non-GAAP Net Loss Per Diluted Share
Reported net loss per diluted share (GAAP basis)	$(0.13)	$(0.17)	$(0.55)	$(0.69)
Continuing operations:
Restructuring charges [1]	$—	$0.01	$0.05	$0.01
Loss on fixed asset disposals[2]	—	—	0.06	—
Discontinued operations[4]	0.00	0.00	0.02	0.04
Non-GAAP Net Loss Per Diluted Share	$(0.13)	$(0.16)	$(0.43)	$(0.64)
Weighted average number of diluted shares	25,370	24,522	25,104	24,265

[1]

Results for the nine months ended October 1, 2022 and October 2, 2021 include severance and other employee-related costs related to restructuring programs. Restructuring costs for the nine months ended October 1, 2022 include $1.2 million for estimated severance and the related modification of certain stock-based awards.

[2]	The amount represents fixed asset disposals under the 2022 restructuring plan.
[3]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.

[4]	The amount represents discontinued operations of the Photonics business that was sold on December 30, 2021.